Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction
Transcat Canada Inc.	Canada

United Scale & Engineering Corporation	Wisconsin

WTT Real Estate Acquisition, LLC	New York

Anmar Metrology, Inc.	California